EXHIBIT 10.4

Artuova Client Agreement

We at Solidgreen Software, LLC d/b/a Artuova (Artuova) look forward to providing services to BlackStar Enterprise Group, Inc. (Client) (together, Parties) under the terms of this agreement (Agreement). The Parties are entering into this Agreement to clarify the terms of their business relationship, make representations, and contract to fulfill the valuable promises that they are making to one another.

A.	Services to be Provided to Client by Artuova. Artuova agrees to provide custom software development (Services) for Client for a fee (Fee). Those Services are described more specifically in the scope of work statement attached to and incorporated into this Agreement as Attachment 1 (Scope of Work).

B.	Artuova Employees Assigned to Perform Services. Artuova is, and shall be, the employer of each employee whom it places to perform Services for Client (Assigned Employee). Artuova will recruit, interview, test, and select each Assigned Employee. It will be solely responsible for selecting, hiring, evaluating and terminating the Assigned Employee and for payment of all withholdings under all applicable federal, state and local laws. Artuova will comply in all material respects with all applicable federal, state, and local laws or regulations applicable to Artuova as an employer relating to compensation, hours of work and other conditions of employment. Artuova will be permitted to engage subcontractors if necessary. The Client agrees and understands that all assignments, whether with the Client or otherwise, may be made only by, or with the express consent of, Artuova.

C.	Retainer. Before Artuova provides Services to Client, Client shall provide a retainer of $5000 (Retainer). Unless the Parties agree in writing, Client’s providing the Retainer to Artuova does not constitute an express or implied obligation by Artuova that the Fee for Services will not exceed agreement or that the amount of the Retainer is the minimum amount Client must pay for the Services, nor that it is the maximum amount Artuova may charge Client, nor does it affect the Parties’ right to terminate the Agreement as provided below. The Retainer will be deposited into Artuova’s account. Artuova will deduct Fees against this Retainer, in arrears. Should the Retainer drop below the amount of $100, Client shall replenish the Retainer to the initial amount. Any unused Retainer amounts will be returned to Client after the Services have been completed or one or both Parties have terminated this Agreement.

D.	Pricing and Payment. Artuova will submit weekly to the Client an invoice that reflects the Fee charged for that week. The invoice will list the total hours worked by each Assigned Employee multiplied by the pre-agreed to bill rate per hour (Billing rate x prior week hours worked = invoice amount for each Assigned Employee’s non-overtime hours.) Invoices will be based on timecards supplied to each Assigned Employee. Unless otherwise requested by the Client, the invoice will be consolidated to include all Artuova’s Assigned Employees working at the Client’s site and broken down by department or agreed-to cost center numbers. All invoices are due upon receipt. In the event the Client fails to submit payment in full for the amount invoiced, the Client will be charged interest on the unpaid balance of the invoice from the original due date. The rate of interest to be so charged will be the lesser of (a) eighteen percent (18%) per annum, or (b) the highest rate permitted under applicable law, until the outstanding balance is paid in full.

E.	Artuova’s Confidential Information and Intellectual Property.

1.	Confidential Information. The amount and nature of compensation that Artuova pays to its employees is proprietary and confidential. Each Assigned Employee is precluded from communicating with or revealing to the Client the amount, nature or governing terms of compensation, and Client shall not seek disclosure of such information from any Artuova employee. Further, the amount of the Fee paid by the Client is proprietary and confidential, and Client shall not disclose the Fee to any Artuova employee or any other person or entity.

2.	Work Product. Artuova hereby agrees, all rights, title and interest in and to any work product created by Artuova, or to which Artuova contributes, pursuant to this Agreement, including all copyrights, trademarks and other intellectual property rights contained therein shall constitute the property of Client. Artuova agrees to execute, at Client's request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, the copyright assignment.

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3.	Royalty-Free, Perpetual, and Irrevocable License. Artuova hereby grants Client a royalty-free, perpetual, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, and otherwise exploit source code belonging to Artuova that is embedded into Client’s software or otherwise used by Artuova in the performance of Services for Client. Accordingly, Artuova hereby irrevocably waives all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to any and all purposes for which such works may be used, including without limitation: (a) all rights under the United States Copyright Act, or any other country’s copyright law, including but not limited to, any rights provided in 17 U.S.C. §§ 106 and 106A; (b) any rights of attribution and integrity or any other “moral rights of authors” existing under statutory, common or any other law.

F.	Artuova’s Further Representations and Agreements. In addition to other obligations to which Artuova agrees in this Agreement, Artuova further represents and agrees that:

1.	It has full authority and power to enter this Agreement.

2.	Its Assigned Employees shall exercise independent judgment regarding the way they perform the Services and comply with all applicable ordinances, laws, and rules.

3.	Its performance under this Agreement does not violate or conflict with any obligation under any other agreement with any third party rules, and regulations related to the Services.

4.	Its Assigned Employees shall devote such time, energy, attention and effort as may be necessary to perform the Services in an ethical, diligent, and professional manner.

5.	Artuova shall replace any Assigned Employee with another Assigned Employee for any reason (other than an unlawful reason) within fourteen (14) days of notice of a written request by Client that includes the reason for the request.

6.	During the term of this Agreement and after termination of this Agreement for any reason, it shall not disparage Client, its directors, executives, shareholders, Members, partners, or employees. However, this Agreement does not prevent either of Party from communicating truthfully to governmental authorities about the Artuova Assigned Employees or other matters.

G.	Client’s Further Representations and Agreements. In addition to other obligations to which Client agrees in this Agreement, Client further represents and agrees that:

1.	It has full authority and power to enter this Agreement.

2.	Its performance under this Agreement does not violate or conflict with any obligation under any other agreement with any third party.

3.	It shall provide to Artuova in good faith all information necessary for Artuova to perform Services under this Agreement.

4.	It acknowledges that each Assigned Employee is subject to an employment agreement with Artuova.

5.	It shall not assume or create any obligation of any kind or to make any representation or agreements on behalf of Artuova.

6.	It shall provide a work station for the Assigned Employee for any Services that must be performed on Client’s premises.

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7.	It shall provide access to any computer networks and its premises to the extent necessary for the Assigned Employee to perform Services.

8.	It shall not engage in actions or enter any agreement that could negatively affect Artuova’s enjoyment of the full benefits of this Agreement.

9.	It has disclosed to Artuova all agreements with and obligations that it has or may have to third parties that relate to the Services to be performed by Artuova, that use of the Assigned Employee shall not breach any agreement with or violate any previous obligation of Client to any third party.

10.	It shall provide to Artuova a copy of any agreement purporting to restrict Assigned Employee before requiring Assigned Employee to sign such agreement.

H.	Hiring or Retaining Artuova Employees.

1.	Client recognizes that Artuova must expend substantial resources to maintain a pool of high-caliber employees to provide Services to its clients, and Artuova realizes that the Client may wish to hire or retain as a contractor or consultant one or more Artuova employees, including those who might have been assigned to it. To ensure that such arrangements mutually benefit both Artuova and Client, the Parties agree to the following process and pricing structure:

a.	if during an Artuova employee’s assignment to perform Services for the Client or within 18 months of the conclusion of that assignment, Client (directly or indirectly through a third party) hires or otherwise retains an Artuova employee to perform Services for it, the Client will pay a fee based on the number of hours that that Artuova employee has provided Services to the Client and the annualized compensation the Client is providing to the then-former Artuova employee:

Hours Worked for the Client	Percentage of Annualized Total Compensation
0-500	25%
501 – 999	20%
1000 or more	10%

b.	Further, Client agrees to provide ten (10) days’ written notice to Artuova before discussing with the Assigned Employee any potential direct or indirect employment or consulting work for it.

I.	Hiring Insurance; Limitation of Liability; Risk of Loss. As to insurance, liability, and risks of loss, the Parties agree that:

1.	Artuova will provide workers’ compensation insurance for the Assigned Employees.

2.	Client agrees to indemnify and hold harmless Artuova and its current, former, or future Members, officers, employees, and Assigned Employees against all claims, demands, lawsuits, losses, damages, costs, awards, and judgments made or recovered by anyone due to Client’s representations and actions (including but not limited to those based on or arising out of Client’s representations, performance or nonperformance under this Agreement); and any claims arising from Client’s fault, negligence or strict liability (Claims), provided that Artuova promptly notifies Client of any such Claim after Artuova receives actual notice of it and Artuova provides reasonable assistance, at Client’s expense, in defending against any such Claims.

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3.	Artuova shall not be liable to Client for indirect, punitive, special, incidental or consequential damages, regarding or arising out of this Agreement (including loss of profit, use or other economic advantage), however it arises. Artuova’s liability is limited to the equivalent of the Fees Client paid or is obligated to pay.

J.	Cooperation. Artuova expects from its clients the highest degree of cooperation and assistance. Client agrees to fully respond to any inquiries Artuova makes, provide written materials or documents in a timely manner, and otherwise provide Artuova with all information necessary for Artuova to perform the Services.

K.	Termination of the Agreement. A Party may terminate this Agreement if the Client or Artuova gives the other ten (10) days’ written notice. Each Party may terminate this Agreement immediately for Cause. “Cause” means breach of this Agreement; conduct involving dishonesty; unsafe condition at Client’s premises; or unlawful harassment, discrimination against, or retaliation against an Assigned Employee.

L.	Non-Disparagement. Neither Party shall directly or indirectly through a third party make any written or verbal statements that reasonably known could be harmful to or reflect negatively on the personal, professional, or business reputations of the other Party or its past, present, or future officers, Members, shareholders, executives, employees, board members, employees, or agents. Nothing in this Agreement shall prohibit a Party from responding truthfully to an inquiry by a governmental authority or lawful subpoena.

M.	Alternative Dispute Resolution. For the purposes of this Agreement, “Dispute” means a disagreement or controversy arising out of or related to: the rights, duties and obligations described in this Agreement; the interpretation, applicability, enforceability or formation of the Agreement; and the arbitrability of any such disagreements or controversies. Except as otherwise provided below, all disputes shall be resolved through conciliation, mediation, or binding arbitration, as follows:

1.	Conciliation. When a Dispute arises between the Parties, the Parties shall first seek to resolve it promptly through informal conciliation.

2.	Mediation. Not less than fifteen or more than thirty (30) days after any unsuccessful conciliation concerning a Dispute, either Party may initiate mediation by providing a written notice to the other Party describing the issues remaining in the Dispute. Within ten (10) days of receipt of the notice, the Parties shall choose a mediator who is licensed and in good standing to practice law in Colorado and has at least ten (10) years of prior demonstrable experience in Colorado in commercial litigation. If the Parties do not reach agreement as to mediator within ten (10) days of receipt of the notice, each Party shall designate a third party and those two (2) designees jointly shall choose a mediator in the Dispute. The mediator shall determine the format, required submissions, and time schedule for the mediation and shall facilitate the Parties’ efforts to achieve a final resolution of the Dispute. The fees and costs of the mediator shall be borne equally by the Parties. Each Party shall be responsible for its own attorney’s fees and costs. If the Parties do not resolve through mediation all issues in the Dispute, one or both may initiate binding arbitration of all remaining issues.

3.	Binding Arbitration. Except as otherwise provided in this Agreement, or required by law, all remaining Disputes between the Parties that have not been resolved through conciliation or mediation shall be submitted to final and binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (rather than any state law arbitration statute or rule), before a single arbitrator in accordance with this section of the Agreement and the terms of the American Arbitration Association’s (AAA) then-applicable commercial arbitration rules.

a.	Not less than thirty (30) nor more than sixty (60) days after any unsuccessful mediation concerning a Dispute, either Party may initiate arbitration by providing to the other Party and the AAA a written demand for arbitration describing the issues remaining in the Dispute.
b.	Within ten (10) days of receipt of the demand, the Parties shall choose a single arbitrator who is licensed in good standing to practice law in Colorado and has at least ten (10) years of prior demonstrable experience in Colorado in commercial litigation. If the Parties do not reach agreement as to an arbitrator within ten (10) days of receipt of the demand, each Party shall designate a third party and those two (2) designees jointly shall choose an arbitrator in the Dispute.
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c.	Any arbitration proceeding shall be in Denver, Colorado, and shall be conducted in accordance with the AAA rules. Insofar as it is possible, the Parties shall self-administer the arbitration despite any rule to the contrary contained in the then-current rules.
d.	The arbitrator shall have all powers as set forth in the FAA, and this Agreement, and such other powers as are authorized in accordance with the AAA rules. Either of the Parties may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement or to enforce an arbitration award under the FAA.
4.	Waiver of Trial by Jury. The Parties knowingly and voluntarily agree to waive trial by jury in all disputes that arise out of or relate to this Agreement and any other disputes between Client and Artuova.
N.	Severability & Reformation of the Agreement. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect. If any court or arbitrator reforms the Agreement in any way, it is the intention of the Parties that Section 8 shall not thereby be terminated but that the court reform it to the extent required to make it valid and enforceable.

O.	Governing Law, Venue, Counsel’s Review. This validity, interpretation, construction, application, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule that might make the law of another state applicable. Any civil action brought by one Party against another shall be in state court in Broomfield, Colorado or federal court in Denver, Colorado. Each Party has had the opportunity to consult with legal counsel in advance of signing this Agreement, which shall not be construed against Artuova.

P.	Entire Agreement. The Parties agree that this Agreement contains the entire agreement of the Parties relating to its subject matter and supersedes all previous agreements and understandings with respect to such subject matter and the Parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

Q.	Assignment and Amendments. Client acknowledges that neither Party may assign this Agreement, or delegate its duties, in whole or in part, without the other Party’s consent. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties. The Parties’ rights under this Agreement shall inure to the benefit of and shall be binding upon it.

R.	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

S.	Survival. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their executors, administrators, heirs, personal representatives, successors and assigns. The covenants contained in this Agreement (including but not limited to those contained in Sections L-N shall survive termination of the Agreement. The existence of any claim or cause of action of Client against Artuova, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in this Agreement.

T.	Form of Notice. All notices given under this Agreement shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered, sent by first-class mail (postage prepaid), or delivered by overnight courier service (e.g., FedEx, UPS, Express Mail) for signature of the recipient at the address in the signature block below. If notice is mailed, such notice shall be effective three (3) business days after mailing, or if notice is personally delivered, it shall be effective upon receipt.

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U.	Counterparts. This Agreement may be executed in counterparts, each of which shall have full force and effect as the original. Likewise, signature pages that are faxed or scanned and emailed to the other Parties shall have the same full force and effect as an original. After the effective date, each party may request an original signature from the other.

Each of the Parties has read and understands this Agreement and signs it voluntarily.

Party:	SOLIDGREEN SOFTWARE, LLC d/b/a ARTUOVA		CLIENT
Signature:	/s/ Matthew Baldwin	By:	/s/ Joseph E. Kurczodyna
Name:	Matthew Baldwin, Managing Member	Name (please print):	Joseph E Kurczodyna
Address:	10701 Melody Drive Suite 600 Northglenn, CO 80234	Address:	4450 Arapaphoe Ave Suite 100 Boulder, CO 80303

Date:__________5/16/2018____________________________ Date:_______________5/16/2018_______________________

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Attachment 1

Scope of Work by Artuova for Client

This scope of work statement (Scope of Work) is attached to and incorporated into the Client Agreement (Agreement) between Solidgreen Software, LLC d/b/a Artuova (Artuova) and Client, as that term has been defined in the Agreement. It describes the Services to be provided by Artuova to Client and the fee to be charged.

A1. Services. Artuova shall perform the following services for Client (Services):

A.	Custom Software Design and Development

A2. Term. Subject to the other terms of the Agreement, Artuova will perform Services 5 days per week on the following days:

Monday - Friday

 A3. Fee. In exchange for Services to be performed by Artuova employees, to Client, Client shall pay Artuova a fee (Fee), as follows:

A.	The sum of:
1.	$150 per Hour for Senior Developer
2.	$75 per Hour for Quality Assurance

 Hours of Services provided to Client by each Assigned Employee in excess of twelve (12) in a workday or forty (40) in a workweek will be billed to Client at one hundred and fifty percent (150%) of the Fee associated with the Services of that Assigned Employee.

B.	Fees shall be deducted from Client’s Retainer balance on a weekly basis.

C.	Client shall replenish the Retainer on a weekly basis within 3 days’ that Artuova emails it.

D.	The Fee shall be subject to increase by up to 5 percent 5% per year, based upon the anniversary date of entry into this Agreement (Business Year), effective on the first day of that Business Year.
E.	The fact that this attachment refers to Business Year does not mean that the Parties are agreeing that this Agreement will be effective for a specific period of time. The Parties agree that the Agreement may be terminated by each or both Parties as provided by its terms.

A4.	Other Terms. The Parties also agree to the following terms:

A.       For purposes of this Agreement, the Assigned Employee(s) of Artuova shall report to Matthew Baldwin (Name), 8181 Arista Place Suite 100 Broomfield, CO 80234 (Address), (720) 263-6363 (Phone number), matthew.baldwin@artuova.com (Email address).

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